EXHIBIT 16.1



May 10, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:


RE:      UNIVERSAL COMMUNICATION SYSTEMS, INC.
         COMMISSION FILE NUMBER 4812


We have read the statements made by Universal Communication Systems, Inc. (the "Company"), filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated May 8, 2006 and filed on May 10, 2006. We agree with the statements concerning our Firm contained in such Form 8-K. We further state that our decision to rescind our initial indication of acceptance of this engagement was based upon certain information that only recently came to our attention.

Very truly yours,


Rachlin Cohen & Holtz LLP